EXHIBIT 99.1
News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Release No. C-1925 Date: Sept. 21, 2004

Georgia-Pacific Contacts: Media - Greg Guest 404-652-4739 Robin Keegan 404-652-4713 Investors - Margaret R. Nollen 404-652-4720

GEORGIA-PACIFIC TO CALL 8.125 PERCENT AND 8.25 PERCENT DEBENTURES DUE IN 2023

             ATLANTA -- Georgia-Pacific Corp. (NYSE: GP) today announced it has elected to call $250 million of its 8.125 percent debentures due June 15, 2023, and $250 million of its 8.25 percent debentures due March 1, 2023. The debentures were issued in June 1993 and March 1993, respectively. The company anticipates that the debentures will be redeemed on or about Oct. 28, 2004.

             Georgia-Pacific said it will use funds available under its revolving credit facility to redeem these debentures. The company expects to record a fourth quarter 2004 pretax charge of approximately $22 million for call premiums and to write off deferred debt issuance costs.

             This news release is for informational purposes only and is not an offer to buy any securities of Georgia-Pacific. The debentures will be redeemed pursuant to and in accordance with the related indenture, including the notice of redemption that will be distributed to holders of the debentures.

             Headquartered at Atlanta, Georgia-Pacific is one of the world's leading manufacturers and marketers of tissue, packaging, paper, building products and related chemicals. With 2003 annual sales of more than $20 billion, the company employs approximately 55,000 people at more than 300 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft 'n Gentle®, Mardi Gras®, So-Dri®, Green Forest® and Vanity Fair®, as well as the Dixie® brand of disposable cups, plates and cutlery. Georgia-Pacific's building products manufacturing business has long been among the nation's leading suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. For more information, visit www.gp.com.

-0-